United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report:  December 31, 2012

Lannett Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	001-31298	23-0787699
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 State Road, Philadelphia, PA 19136

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (215) 333-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Amended and Restated Employment Agreements of Executive Officers

Effective December 31, 2012, the Company amended and restated the employment agreements with each of its executive officers.  The primary purposes of the amendments were to provide for consistency among all such employment agreements with respect to the definition of termination for “Cause”, to provide consistency among all such employment agreements with respect to the provisions allowing an executive to terminate his employment for “Good Reason”, to provide in all such employment agreements that the Company’s terminating the employment of an executive due to non-renewal of the then current term would constitute termination without “Cause” and would entitle the executive to receive the Severance Pay provided for in the employment agreements, and to update the Section 409A compliance provisions contained in the employment agreements.    The amendments also reflect current annual base salary information and titles.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

10.19  Second Amended and Restated Employment Agreement of Arthur P. Bedrosian

10.20  Amended and Restated Employment Agreement of Martin P. Galvan

10.21  Amended and Restated Employment Agreement of William F. Schreck

10.22  Amended and Restated Employment Agreement of Kevin Smith

10.23  Amended and Restated Employment Agreement of Ernest J. Sabo

10.24  Amended and Restated Employment Agreement of Robert Ehlinger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lannett Company, Inc.
(Registrant)

	By:	/s/ Arthur P. Bedrosian
Arthur P. Bedrosian
President and Chief Executive Officer
Dated: January 3, 2013

EXHIBIT INDEX

Exhibit:	Description

10.19	Second Amended and Restated Employment Agreement of Arthur P. Bedrosian
10.20	Amended and Restated Employment Agreement of Martin P. Galvan
10.21	Amended and Restated Employment Agreement of William F. Schreck
10.22	Amended and Restated Employment Agreement of Kevin Smith
10.23	Amended and Restated Employment Agreement of Ernest J. Sabo
10.24	Amended and Restated Employment Agreement of Robert Ehlinger